Exhibit 99.1

NEWS RELEASE

For Release on June 27, 2013	Contact: Steve Lance
(925) 302-1056	Vice President of Finance / Chief Financial Officer

GIGA-TRONICS ANNOUNCES $858,000 STRATEGIC INVESTMENT SPONSORED BY ACTIVE VALUE INVESTORS, LLC

SAN RAMON, CA - June 27, 2013 -- Giga-tronics Incorporated (NASDAQ: GIGA), a leading provider of test and measurement equipment, today announced the signing of a securities purchase agreement by an investment vehicle sponsored by Active Value Investors, LLC (“AVI”) that will yield gross proceeds of approximately $858,000 to the Company. The transaction is expected to close in early July.

Under the terms of the agreement, Alara Capital AVI II, LLC, an investment vehicle under AVI (“AVI SPV”), will purchase approximately 5,111 shares of a new Class D convertible voting perpetual preferred stock at a price of $143.00 per share, subject to certain closing conditions. The preferred shares will be initially convertible into 511,186 shares of the Company's common stock. The convertible preferred stock will be entitled to vote together with the common stock on matters submitted to the Company's shareholders on an as-converted basis. AVI SPV also will purchase a warrant to acquire up to 511,186 additional shares of common stock in the future at an exercise price of $1.43 per share. In addition, an existing warrant to purchase 506,219 shares of common stock held by Alara will be cancelled and AVI SPV will purchase a new warrant to acquire the same number of shares in the future at an exercise price of $1.43 per share. As a result of these transactions, AVI SPV’s beneficial ownership of the Company’s common stock (on a fully diluted basis) will increase from 26.8% to 36.2%.

John Regazzi, Chief Executive Officer of Giga-tronics, said, “The continued support from Active Value Investors demonstrates their belief in the Company’s future and gives me the confidence to continue the aggressive R&D efforts associated with our new product platform.”

“About two years ago, Giga-tronics embarked on a road to refocus on growth and profits,” said Dr. Lutz Henckels, Director of the Company and an operating partner of AVI. “To do so, the Company doubled its R&D expenses to aggressively develop a new family of products. At the same time the company absorbed a one-time expense of over half a million dollars to reduce its expense structure by consolidating its Microsource division in Santa Rosa with its Instrument division in San Ramon. We believe that the benefits of these efforts will begin to be realized in the current fiscal year and we are excited to have been a major contributor in transforming Giga-tronics’ business.”

Dr. Joseph Thompson, a Director of the Company and a co-founder and Managing Partner of AVI, added, “Giga-tronics is representative of the type of company AVI seeks out for its portfolio – one with a core technology where our firm can assist with operational enhancements and be the catalyst for value creation.”

Darren C. Wallis, co-founder and Managing Partner of AVI, stated, “Our investment and active involvement in Giga-tronics is representative of AVI’s investment strategy – partnering with strong small-cap technology companies that embrace our constructive approach towards value creation. We support the Company’s efforts to build long term shareholder value and are excited for its future.”

The Company will file the securities purchase agreement, terms of the preferred stock, the warrants and other related agreements on a Current Report on Form 8-K to which investors should refer for additional detail on the terms of the preferred stock and the investment.

About Giga-tronics Incorporated

Giga-tronics designs, manufactures, and markets various test and measurement equipment used in the development, test, and maintenance of wireless communications products and systems, flight navigational equipment, electronic defense systems, and automatic testing systems worldwide. Its products are primarily used in the design, production, repair, and maintenance of commercial telecommunications, radar, and electronic warfare equipment. Additional information may be found at http://www.gigatronics.com

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”. Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

About Active Value Investors, LLC

Active Value Investors, LLC (“AVI”) is a private investment firm focused on acquiring significant ownership stakes in undervalued publicly-traded companies in the technology, media, and telecommunications sectors. AVI’s investment objective is to maximize value for its investors by investing in companies whose market valuations are well below their “intrinsic value,” and to unlock value in those companies by encouraging the management to adopt AVI’s proposals. These proposals could include positive corporate actions, such as privatization by the parent, management buyout, large-scale share buyback and increased dividends. AVI often partners with management teams and the board to accelerate their value creation initiatives. Additional information may be found at http://www.activevalueinvestors.com

This press release contains forward-looking statements, concerning Giga-tronics products, business prospects and profitability. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellation or deferral of orders, disputes over performance, the ability to collect receivables and general market conditions. For further discussion, see the most recent annual report filed by Giga-tronics on Form 10-K for the fiscal year ended March 31, 2012, Part I, under the heading "Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".

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Giga-tronics Inquiries:

Steve Lance

Vice President, Finance & Chief Financial Officer

(925) 302-1056

slance@gigatronics.com

Active Value Investors, LLC Inquiries:

Darren C. Wallis, Co-Founder and Managing Partner

(610) 354-8396

dwallis@activevalueinvestors.com

Active Value Investors, LLC Media Inquiries:

Hedge Fund Solutions, LLC

Damien Park

(215) 325-0514

dpark@hedgerelations.com